Exhibit 10.10

CNB TEXAS Citizens National Bank Of Texas
Your Bank Since 1868

October 30, 2020

HVE, Inc.
100 Executive Ct. Suite 3
Waxahachie, Texas 75165

To Whom It May Concern:

Please be advised that HVE, Inc. currently has a line of credit with Citizens National Bank of Texas in the amount of $500,000. The current maturity date of this line of credit is December 31, 2020. This line will not be renewed and is expected full pay off by maturity date.

Please feel free to contact me if you have any questions in regard to this letter by e-mail at aj.woodall@cnbwax.com or directly at 972-351-5192.

Thanks,

Aaron J. Woodall

A.J. Woodall
Vice President
Citizens National Bank of Texas.